Exhibit 10.44

TELLABS, INC. 20     Executive Performance Stock Units Award Statement for:

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Congratulations, you were granted a          Executive Performance Stock Units (PSU) Award on              by the Compensation Committee of the Tellabs, Inc. (the “Company”) Board of Directors. The following summarizes your PSU Award:

PERFORMANCE STOCK UNITS AWARD

PSUs Awarded:	PSUs (subject to the vesting and payout terms provided for in the Terms of the Executive Performance Stock Units Award Agreement)

PERFORMANCE TARGETS/PAYOUT/VESTING:

Performance Targets:	operating earnings and revenue, as detailed in the Terms of the Executive Performance Stock Units Award Agreement attached to this PSU Statement.

Payout Range:	Up to two (2) shares of Tellabs common stock may be earned for each PSU based upon levels of 2008 operating earnings and revenue achieved, as detailed in the Terms of the Executive Performance Stock Units Agreement attached to this PSU Statement.

Vesting and Payout Dates:	Except in limited circumstances, earned shares will vest and be issued to you in equal annual installments in March , March and March , if you are continually employed by the Company or its subsidiaries through those vesting dates. The vesting and payment provisions are detailed in the Terms of the Executive Performance Stock Units Award Agreement attached to this PSU Statement.

This PSU Award is issued under the Tellabs, Inc. 2004 Incentive Compensation Plan (“Plan”) in consideration of you remaining an employee of the Company and/or one of its subsidiaries. If you accept the terms of this PSU Award, you consent to be bound by all of the terms and conditions of this PSU Award Statement, which includes the accompanying Terms of the 2008 Executive Performance Stock Units Award Agreement, and the Plan. You also acknowledge that you have been given access to the summary description of the Plan and a copy of the Plan.

To the extent not otherwise defined herein, capitalized terms shall have the meaning ascribed to them in the Plan.

This Award Statement, including the accompanying Terms of the 2008 Executive Performance Stock Units Award Agreement, constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

TELLABS, INC. Terms of the 20__ Executive Performance Stock Units Award Agreement

Type of Award:

Performance Stock Units (“PSUs”), representing an opportunity to earn shares of common stock of Tellabs, Inc. (the “Company” or “Tellabs”).

The number of shares, if any, earned with respect to the PSUs will depend upon the Company’s certified financial results during the              fiscal year as compared to the Performance Targets described below, and, except as provided below, your right to receive any shares earned will depend on your continued employment through the vesting dates.

Performance Targets:

The performance targets will be achieved if the Company’s              certified operating earnings exceed a minimum of $145.0 million or the Company’s              total revenue exceeds a minimum of              million, respectively (“Performance Targets”).

“Operating earnings” and “revenue” for the measurement period and the resulting              operating earnings and              revenue shall be the amounts certified by the Company’s Compensation Committee based upon the Company’s published financial results for              determined on a GAAP basis, with operating earnings adjusted to exclude the effects of (a) purchased intangible asset amortization, (b) acquisition-related charges (such as in-process R&D, amortization of deferred compensation, closing costs), (c) equity-based compensation award expenses under SFAS 123R, (d) restructuring charges and certain asset impairment charges, and (e) expenses related to employee bonus accrual for fiscal year             . The amounts as certified are referred to below as “             Operating Earnings” and “             Revenue,” respectively. The financial statements contained in the Company’s Form 10-K filed with the United States Securities and Exchange Commission for the Company’s              fiscal year shall qualify as certified financial results for the Company’s Compensation Committee to certify PSUs earned.

Shares Earned:	The number of shares of Tellabs stock earned with respect to each PSU granted is determined based on the certified levels of 2008 Operating Earnings and 2008 Revenue achieved, and the weighting factor and payout rate set forth in the following table (with straightline extrapolation between performance levels):

PERFORMANCE ($M)
		WEIGHTING	MINIMUM	PLAN	MAXIMUM
Operating Earnings
Revenue
	Payout Rate		.5x	1.0x	2.0x

The “payout rate” reflects the number of shares earned per PSU as a result of the corresponding financial performance achieved, adjusted to reflect the applicable weighting factor. The maximum payout rate is 2.0x, or two (2) shares per PSU.

For example, if Operating Earnings is $ million and Revenues is $ million, then the “payout rate” will be 1.5x, or 1.5 shares of common stock for each PSU, determined as follows:
	PERFORMANCE	RESULTS ($M)	PAYOUT RATE	WEIGHTING	WEIGHTED PAYOUT RATE
Operating earnings
Revenue
	Total “Payout Rate”				1.5x

Vesting and Issuance of Shares:

Subject to the provisions below relating to termination of employment or Change in Control, your right to receive any earned shares will vest as follows, provided you remain continuously employed by Tellabs through the applicable vesting date:

•        One-third will vest on March 1, 2009;

•        One-third will vest on March 1, 2010; and

•        One-third will vest on March 1, 2011

Once vested, the earned shares of Tellabs stock will be issued to you no later than March 15th following the vesting date. Once vested, those shares are no longer at risk of forfeiture.

Effect of Termination of Employment and Change in Control:	Except as provided below, all PSUs held by you and your right to receive unvested earned shares will be forfeited and/or cancelled if you cease to be an employee of the Company and/or one of its subsidiaries.

In the event of termination of your employment due to death, disability or involuntary termination by the Company without cause (referred to as a “qualifying termination”), a prorated portion of your PSUs, or if applicable, a prorated portion of your earned but unvested shares, will not be forfeited and cancelled, but instead may vest and be issued as described below.

The prorated amount of shares that will not be forfeited or cancelled will be a portion of the total number of shares scheduled to vest on the next vesting date multiplied by a fraction (not greater than one), the numerator of which is the number of full months of employment you completed during the 12 months immediately preceding the vesting date through the date of your qualifying termination and the denominator of which is 12. By way of example:

If you have a qualifying termination on December 1,         , the prorated amount which would not be forfeited would be 9/12ths of the earned shares, if any, that would otherwise have become vested and issued at the March 1,          vesting date; any other earned shares will be forfeited. The prorated amount, if any, will be issued at the time vested shares otherwise issuable on March 1,          are issued.

If the qualifying termination occurs on February 1,          the prorated amount would be 11/12ths and you would become fully vested and receive 11/12ths of the unvested earned shares, if any, scheduled to vest on the March 1,          vesting date; all other unvested earned shares will be forfeited or cancelled. The prorated earned shares that become vested will be issued as promptly as practicable and in no event later than thirty (30) days after termination of employment.

Your employment will be deemed to have been terminated by the Company with “cause” in the event the Compensation Committee determines that the termination was due to your willful failure to perform your duties after written notice and chance to cure, your gross negligence or willful misconduct with respect to your duties, your knowing violation of a material requirement of the Company’s Integrity Policy, code of conduct, the Sarbanes-Oxley Act of 2002 or other material provision of securities law or your conviction for a felony or crime involving moral turpitude, dishonesty, fraud, theft or similar acts.

Effect of Change in Control:

In the event of a Change in Control prior to certification by the Compensation Committee of the number of shares earned based on certified              Operating Earnings and              Revenue, shares of Tellabs stock will be deemed to be earned with respect to the outstanding PSUs at a payout rate of 1.0 shares for each PSU or, if greater, the payout rate determined by the Compensation Committee based on the Committee’s assessment of the Company’s financial performance as of the Change of Control taking into account the Performance Targets as of such Change of Control, but in no event greater than the maximum payout rate, and such earned shares shall be fully vested as of the date of the Change of Control.

In the event of a Change in Control after the number of shares earned has been certified, all unvested earned shares shall be fully vested as of the date of the Change in Control.

Earned shares that become vested due to a Change in Control shall be issued on or as promptly as practicable, and in no event later than thirty (30) days after date of the Change of Control.

No Voting or Dividend Rights; Adjustments:

Since PSUs and unvested earned shares do not represent actual shares, you do not have any voting rights or dividend rights under the PSUs or with respect to any unvested earned shares.

The number of PSUs and/or number of shares of stock issuable with respect to a PSU or unvested earned shares shall be adjusted in the event of a stock dividend, split or other corporate event as more fully set forth in the Plan.

Tax Considerations:	Refer to the accompanying Summary of Tax Considerations.

Transferability:	No PSUs or unvested earned shares granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution.

TELLABS, INC.

Summary of Tax Considerations

Relating to Executive Performance Stock Units Awards under the Plan

Set forth below is a summary of certain tax consequences relating to the Executive Performance Stock Units Awards (“PSUs) and unvested earned shares relating thereto, under the Tellabs, Inc. 2004 Incentive Compensation Plan, as amended. This discussion does not purport to be complete and does not cover, among other things, state, provincial and local tax treatment, and should not be considered tax advice by the Company. This summary is provided merely to inform you of certain potential tax consequences. The taxes applicable to you may vary depending on your personal situation, and the Company strongly recommends that you consult with your own tax advisors regarding the actual tax consequences to you.

UNITED STATES

Federal Income Tax Considerations: No income is recognized upon receipt of an award of PSUs or the determination of the number of earned shares relating to the PSU award. At the time vested earned shares are issued, income equal to the then fair market value of stock issued is recognized. The capital gain or loss holding period for any stock begins when ordinary income is recognized. Any subsequent capital gain or loss is measured by the difference between the fair market value of the stock upon which the ordinary income recognized was based and the amount received upon sale or exchange of the shares.

Tax Withholding: Any income or other tax withholding which applies at the time shares are issued will be satisfied by the Company withholding from the shares of stock issuable, a number of shares of stock then having a fair market value equal to the amount sufficient to satisfy the minimum statutory Federal, state and local tax (including the FICA and Medicare tax obligation) withholding required by law.